Exhibit 10.2

KAMAN CORPORATION

POST-2004

DEFERRED COMPENSATION PLAN

Section 1
Background

1.1 Establishment of the Plan. Kaman Corporation has established this Kaman Corporation Post-2004 Deferred Compensation Plan (the “Plan”) effective January 1, 2005.  Capitalized terms used in the Plan are defined in Section 11 below.

1.2 Coverage. The Plan applies only to individuals who are actively employed by the Corporation on or after January 1, 2005. Amounts accrued but not vested under the Prior Plan as of December 31, 2004 shall be subject to the terms of the Plan (and shall not be subject to the terms of the Prior Plan).

1.3 Purposes.  The Corporation maintains the Plan to:

(a) provide a select group of management and highly compensated employees an opportunity to defer a portion of their Base Salary and Bonus on a tax-advantaged basis and receive a matching contribution in the form of Additional Deferred Compensation; and

(b) provide Participants in the Plan who do not participate in the SERP during a Plan Year an additional annual benefit in the form of Supplemental Deferred Compensation.

1.4 Section 409A.

(a) The Plan is intended to comply, and shall be interpreted and construed in a manner consistent, with the provisions of Section 409A. Any provision under the Plan that would cause any benefit hereunder to be subject to Federal income tax prior to payment shall be void as of the Effective Date without the necessity of further action by the Board.

(b) There shall be no acceleration or subsequent deferral of the time or schedule of any payment under the Plan except as permitted under Section 409A and the express terms of the Plan.

(c) All references to “Section 409A” in the Plan shall refer to Section 409A of the Code, Notice 2006-79 (with respect to periods before January 1, 2008) and the final regulations issued under Section 409A (as applicable to periods after December 31, 2007).

(d) The provisions of the Plan shall not apply to the Prior Plan nor constitute a material modification of the Prior Plan.

Section 2
Eligibility and Enrollment

2.1 Selection by Board.  Participation in the Plan shall be limited to a select group of management or highly compensated employees of the Corporation whose eligibility to participate in the Plan is approved by the Board on its own initiative, or upon the recommendation of the Committee.  The Board may terminate an employee's eligibility to participate in the Plan at any time in its sole discretion.

2.2 Enrollment Requirements. As a condition to participation, an eligible employee must complete, execute and return to the Committee no later than December 31st prior to the beginning of the applicable Plan Year a Plan Agreement, an Election Form and a Beneficiary Designation Form. The Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary or appropriate for purposes of administering the Plan.  Notwithstanding the foregoing, in the case of the first Plan Year in which an employee becomes eligible to participate in the Plan, such Plan Agreement and Election Form must be completed, executed and returned no later than thirty (30) days after the first date of such eligibility and shall only be effective for services to be performed subsequent to the election.  For this purpose, the first day of eligibility shall be the earlier of (i) the first business day that an employee first satisfies the criteria set forth in Section 2.1 or (ii) the date on which the employee is first eligible to participate in any agreement, method, program or other arrangement of the Corporation with respect to which deferrals of compensation are treated, together with deferrals of compensation under the Plan, as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2).

2.3 Commencement of Participation. An employee shall commence participation in the Plan upon the timely completion of all enrollment requirements (which may, but need not be done, through an on-line enrollment program) and the Committee’s acceptance of all submitted documents (through such on-line enrollment program or through such other means as the Committee determines). Eligible employees who wish to participate in the Plan for any particular Plan Year must satisfy the enrollment requirements prior to the commencement of the Plan Year; provided, however, that in the first year in which an employee first becomes eligible to participate in the Plan, the newly eligible employee must satisfy the enrollment requirements within thirty (30) days after the date on which he became eligible. If an eligible employee does not meet all enrollment requirements within the time prescribed, that employee shall not be allowed to participate in the Plan until the first day of the Plan Year following the completion of all enrollment requirements.

Section 3

Deferral Commitments/Interest Crediting

3.1 Maximum Deferral. For each Plan Year, a Participant may elect to defer up to 50% of Base Salary and up to 100% of Bonus.

3.2 Election to Defer; Effect of Election Form. In order to make a Deferral Election for any Plan Year a Participant must deliver a completed Election Form to the Committee prior to the commencement of the Plan Year to which it relates. In the case of a newly admitted Participant, the Deferral Election must be made within the thirty (30) day period provided for in Sections 2.2 and 2.3, and shall not apply to any Base Salary or Bonus earned prior to the commencement of his participation. A separate Election Form is required for each Plan Year. The Election Form must specify the percentage of the Base Salary and/or Bonus that the Participant has elected to defer. Except as otherwise expressly provided for herein, each Deferral Election shall be irrevocable for the Plan Year for which it is made, and shall be deemed to apply to any salary increases occurring during that year. No Election Form shall be effective unless accepted by the Committee.

3.3 Additions to Account Balances. The percentage of a Participant's Base Salary deferred pursuant to Section 3.2 shall be credited to the Participant's Account Balance as of the last day of each month in which the deferred portion of the Base Salary would have been paid if not deferred. The percentage of a Participant's Bonus deferred pursuant to Section 3.2 shall be credited to the Participant's Account Balance as of the last day of each month in which the deferred portion of the Bonus would have been paid if not deferred.

3.4 Interest Crediting. Interest shall be credited on a daily, weekly or monthly basis, as determined by the Committee from time to time, and shall be compounded daily, weekly or monthly, as determined by the Committee from time to time, on all Deferral Amounts credited to a Participant’s Account Balance. Interest shall be credited only with respect to amounts in the Account Balance at the time such interest is credited, and no interest shall be credited with respect to any portion of an Account Balance withdrawn or distributed from an Account Balance at the time such interest is credited. The rate of interest shall be the applicable Crediting Rate.

3.5 Payroll Taxes. The Corporation shall ratably withhold from that portion of the Participant's Base Salary or Bonus that is not being deferred, any Payroll Taxes imposed on the Participant with respect to any Deferral Amount, Additional Deferred Compensation or Supplemental Deferred Compensation. If necessary, the Committee shall reduce the Deferral Amount in any Plan Year to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Section 3101, Section 3121(a), and Section 3121(v)(2) on compensation deferred under the plan and any income tax withholding related to such FICA amount.

3.6 Suspension of Election upon Unforeseeable Emergency. If a Participant believes he has experienced an Unforeseeable Emergency, the Participant may request the Committee to cancel (but not postpone or delay) the Participant's Deferral Election for the remainder of the Plan Year in which the Unforeseeable Emergency occurs.  The Committee shall grant the request only if the Committee determines that the Participant has experienced an Unforeseeable Emergency.

3.7 Suspension of Election Upon Disability. In the event of the Disability of a Participant, the Committee shall automatically cancel the Participant’s Deferral Election for the remainder of the Plan Year in which the Disability occurs effective upon the determination of Disability.

Section 4
Distributions Upon Retirement

4.1 Form of Payment. The Account Balance of a Participant who Retires shall be distributed in a lump sum or in monthly installments over a period of 5, 10 or 15 years, as the Participant shall have elected pursuant to Section 4.2; provided, however, that for purposes of the plan established by Section 6A, the Participant may elect only between receiving distributions in monthly installments over a period of 10 years or 15 years.  Any payment required to be made under this Plan may be made by the Company at any time within sixty (60) days of the payment date specified herein.

4.2 Initial Payment Election. Each Participant, in connection with his commencement of participation in the Plan, must elect the manner in which he wishes to have his Account Balance distributed upon Retirement. As part of this election, the Participant shall indicate whether he wishes the lump sum payment to be made or the installment payments to commence (i) on the first business day of the sixth month following the date the Participant Retires, or (ii) on the later of (A) the first business day of the sixth month following the date the Participant Retires or (B) on the second business day of the January next following the date the Participant Retires.  The election shall be made on the form prescribed by the Committee. A Participant must make a separate election with respect to the payment of supplemental deferred compensation pursuant to Section 6A.

4.3 Subsequent Payment Election.  A Participant may change his or her election to an allowable alternative method of payment any time or any number of times for the purpose of further deferring or lengthening the period of distribution under this Section 4 provided the following requirements are met:

(a) the election will not take effect until at least twelve months after the date on which the election is made and will not be recognized with respect to payments that would otherwise have commenced during such twelve-month period; and

(b) except for payments made pursuant to Section 5.2 or Section 5.4, the first payment with respect to which such election is made shall be deferred for a period of not less than five years from the date such payment would otherwise have been made.

For purposes of this Section 4.3 and Treasury Regulation Section 1.409A-2(b)(3)(iii), installment payments shall be treated as a series of separate payments.  Any election made under this Section 4.3 shall be irrevocable; provided, however, that it may subsequently be changed by again complying with the requirements of this Section 4.3.

4.4 Calculation of Monthly Distributions. If a Participant elects to receive distributions in the form of monthly installments, the distribution shall be made in the form of equal monthly installments adjusted on an annual basis at the beginning of each Plan Year to provide for annual amortization of the remaining Account Balance over the remaining payment period with interest at the Crediting Rate determined in accordance with Section 11.12 hereof for the Plan Year. Each monthly installment shall be one-twelfth of the annual payment.

Section 5
Distributions Other than Upon Retirement

5.1 Distributions After Lapse of Years.  In connection with each Deferral Election, a Participant may also elect to receive a distribution of that portion of his Account Balance equal to the Deferral Amount for that Plan Year plus any interest credited thereon after the lapse of three or more Plan Years as specified in the Election Form.  Any distribution under Section 5.1 shall be made in a lump sum no later than thirty (30) days after the lapse of the number of Plan Years specified in the Election Form [(or, if earlier, at the time provided in Section 4.2, 5.2 or 5.3 of the Plan, as applicable];1 provided, however, that no interest shall be credited on the Account Balance for any period after the last day of the last Plan Year in the lapse period.  [A Participant who has made a “lapse of years” election pursuant to this Section 5.1 may change his election to an election to have his Account Balance distributed upon Retirement under Section 4, in a lump sum or in installments as permitted thereunder. As part of such election, the Participant shall indicate whether he wishes the lump sum payment to be made or the installment payments to commence (i) on the first business day of the sixth month following the date the Participant Retires, or (ii) on the later of (A) the first business day of the sixth month following the date the Participant Retires or (B) on the second business day of the January next following the date the Participant Retires. Any change in payment election under this Section 5.1 shall be made on the form prescribed by the Committee not less than twelve months prior to the date on which such payments would otherwise have commenced and shall also comply with the subsequent payment election rules under Section 4.3.]

5.2 Distributions Upon Disability or Death of Participant. Upon the Disability or death of a Participant, including a Participant who has commenced receiving distributions of his Account Balance, the Participant’s entire Account Balance shall be distributed to the Participant or, in the case of a deceased Participant, to the Participant’s Beneficiary, in a lump sum. The lump sum distribution shall be paid on the first day of the third month following the determination of the Participant’s Disability or death, as applicable.

5.3           Distributions Upon Termination of Service. In the case of a Participant who has experienced a Termination of Service not occasioned by Retirement, Disability or death, the entire Account Balance of the Participant shall be distributed to the Participant on the later of (A) the first business day of the sixth month following the date on which the Termination of Service occurs or (B) on the second business day of the January next following the date on which the Termination of Service occurs.  Notwithstanding the foregoing, for purposes of the plan established by Section 6A, the Account Balance of a Participant who has experienced a Termination of Service not occasioned by Retirement, Disability or death, shall be distributed in monthly installments over a period of 10 years or 15 years (as elected by the Participant) commencing on the later of (A) the first business day of the sixth month following the date on which the Termination of Service occurs or (B) on the second business day of the January next following the date on which the Termination of Service occurs.

5.4           In-Service Distributions Upon Unforeseeable Emergency.  At any time prior to the time an amount is otherwise payable hereunder, a Participant may request a cash distribution of all or a portion of his or her Account Balance on account of the Participant’s Unforeseeable Emergency, subject to the following requirements:

(a) A distribution may only be made under this Section 5.4 if the Committee or its delegate determines in its sole discretion that the Participant has incurred an Unforeseeable Emergency consistent with the requirements of Section 409A.

(b) The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case and be based on the information supplied by the Participant, in writing, pursuant to procedures prescribed by the Committee or its delegate.

(c) Distributions made on account of an Unforeseeable Emergency shall in all events be limited to the extent reasonably needed to satisfy the emergency need.

(d) Payment under this Section 5.4 may not be made to the extent that such hardship is or may be relieved:

(i) through reimbursement or compensation by insurance or otherwise,

(ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(iii) by cessation of deferrals under the Plan.

In addition to the foregoing, distributions under this Section 5.4 shall not be allowed for purposes of sending a child to college or the Participant’s desire to purchase a home or other residence.

(e) All distributions under this Section shall be made in cash as soon as practicable after the Committee or its delegate has approved the distribution and determined that the requirements of this Section 5.4 have been met.

Section 6
Additional Deferred Compensation

6.1 Additional Deferred Compensation. The Corporation shall pay Additional Deferred Compensation to each Participant in an amount equal to 25% of the Participant's Deferral Amount for such Plan Year, provided, however, that the Additional Deferred Compensation payable to a Participant for any Plan Year shall not exceed an amount equal to 2.5% of the Participant's Base Salary and Bonus (or such lower percentage as the Corporation shall determine) reduced by an amount equal to the maximum matching contribution allowed for the Participant's benefit under the Thrift Plan determined on the assumption that the Participant makes or has made the maximum elective contribution that he is allowed to make under Section 402(g) of the Code and the terms of the Thrift Plan as in effect at the beginning of such Plan Year.  Any Additional Deferred Compensation shall be credited to the Account Balance of the Participant and shall be treated as a Deferral Amount with respect to the Plan Year to which it relates, and, as such, shall be governed by the Deferral Election in effect for that Plan Year. The Additional Deferred Compensation shall be calculated within ninety (90) days after the close of the Plan Year and shall be credited to the Participant’s Account Balance as of January 1 of the succeeding Plan Year to each such Participant employed on said date. Interest shall be credited on said amount thereafter in accordance with Section 3.4.

6.2 Other Benefits. This Plan shall supplement and shall not supersede, modify or amend any other plan or program maintained by the Corporation except as may otherwise be expressly provided.

Section 6A
Supplemental Deferred Compensation

6A.1                      Supplemental Deferred Compensation. The Corporation shall pay Supplemental Deferred Compensation to each Participant who is not also a participant in the SERP. The amount of the Supplemental Deferred Compensation shall be ten percent (10%) of the amount by which the Participant’s “W-2 Earnings” (as defined in the Pension Plan) for the most recently concluded fiscal year of the Pension Plan exceed the “Compensation Limit” set forth in Section 401(a)(17) of the Code, as in effect for such year.  The Supplemental Deferred Compensation shall be calculated within ninety (90) days after the close of the Plan Year and shall be credited to the Participant’s Account Balance as of January 1 of the succeeding Plan Year to each such Participant employed on said date. Interest shall be credited on said amount thereafter in accordance with Section 3.4.

6A.2                      Separate Treatment. This Section 6A establishes a separate and distinct plan for the payment of nonqualified deferred compensation, which Plan shall be governed by and administered in accordance with the provisions of this Section and Sections 2.1, 3.4, 3.5, 4.1, 4.2, 4.3, 4.4. 5.2, 5.3, 8, 9, 10, 11, 12 and 13 hereof. By way of example, and not by way of limitation: Supplemental Deferred Compensation and the interest credited on such Compensation shall be credited to a separate account; a Participant shall be entitled to make a separate election as to the distribution of his Account Balance attributable to Supplemental Deferred Compensation.  A Participant in this Supplemental Plan will not be entitled to receive a distribution of his Account Balance attributable to this Plan until the time provided for in Section 4.1, 5.2 or 5.3.  A Participant who is otherwise eligible to receive Supplemental Deferred Compensation hereunder shall be entitled to continue to receive such compensation even though the Participant does not elect to make deferrals in accordance with Section 3 hereof.

Section 7
Cash Out of Account Balances under the Plan

Notwithstanding any election by a Participant under the Plan to receive distributions in monthly installments, if the entire Account Balance of a Participant under the Plan (including any Account Balance established under Section 6A of the Plan) is equal to or less than $50,000 at the time of the Participant’s Termination of Service, the entire Account Balance of such Participant shall be distributed in a single lump sum to such Participant on the first business day of the sixth month following the date on which the Termination of Service occurs.

Section 8
Beneficiary Designation

8.1 Beneficiary. Each Participant shall have the right, at any time, to designate a Beneficiary (both primary as well as contingent) to receive any distributions of the Participant's Account Balance upon the death of the Participant.

8.2 Beneficiary Designation. A Participant shall designate his Beneficiary by completing the Beneficiary Designation Form, and returning it to the Committee. A Participant shall have the right to change his Beneficiary Designation by completing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all prior Beneficiary designations shall be cancelled. No designation or change in designation of a Beneficiary shall be effective until received and accepted by the Committee. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his death except to the extent superseded by any applicable law or court order.  For purposes of the Plan, an electronic transmission shall constitute a writing.

8.3 Failure to Designate Beneficiary. If a Participant fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s Account Balance, then the Participant’s designated Beneficiary shall be deemed to be his surviving spouse. If the Participant has no surviving spouse, the Participant’s Account Balance shall be distributed to the executor or personal representative of the Participant's estate.

8.4 Doubt as to Beneficiary. If reasonable doubt exists as to who is the Beneficiary (or Beneficiaries) to receive payments pursuant to this Plan, the Committee shall have the right to pay the Account Balance into escrow or to file an interpleader action to determine who should receive payment of the Account Balance.

Section 9
Termination or Amendment

9.1 Termination. The Board reserves the right, at any time, to terminate the Plan as to any future deferrals or to terminate the Plan in its entirety.  In the event that the Plan is terminated, (a) all Account Balances shall be distributed in the manner and at the time prescribed in Sections 4 and 5 above, (b) Kaman Corporation shall establish the trust referred to in Section 13.1 and (c) such trust such be funded in an amount not less than the aggregate Account Balances of all Participants on the date of the plan termination. To the extent applicable, such distribution may be made pursuant to a termination and liquidation of the Plan in accordance with the appropriate provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix).

9.2 Amendment. The Board may amend the Plan at any time, in whole or in part; provided, however, that no amendment shall be effective to (i) reduce a Participant’s Account Balance in existence on the effective date of the amendment or the Corporation's obligation to fund or distribute such Account Balance in the event of a termination of the Plan, or (ii) reduce the Crediting Rate on any Account Balance existing on the effective date of the amendment. A change in the time for determining the Crediting Rate shall not be considered to be a reduction in the Crediting Rate. In the event of a Change in Control, the additional restrictions on amendment set forth in Section 13.2 shall also apply. The Board may delegate the authority to amend the Plan to a committee of the Board or to the Committee.

Section 10
Administration

10.1 Committee Duties. This Plan shall be administered by the Committee, which shall have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Members of the Committee may be Participants under this Plan, provided, however, that no Committee member shall participate in any decision in which he has an interest other than an interest as a participant in the Plan generally. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

10.2 Agents. The Committee may, from time to time, (i) employ agents and delegate to them such administrative duties as it sees fit and (ii) consult with counsel who may be counsel to the Corporation.  Where appropriate, references in the Plan to the Committee include references to the Committee’s agents and designees.

10.3 Indemnity of Committee. The Corporation shall indemnify and hold harmless the members of the Committee, or any of its agents, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

10.4 Information Requirement. The Corporation shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Service of any Participant, and such other pertinent information as the Committee may reasonably require in order to enable the Committee to perform its functions.

10.5 Claims Procedures. A Participant shall only be entitled to make a claim for benefits under the Plan in accordance with the procedures set forth in Appendix A to the Plan.  A determination or action of the Committee with respect to the administration of the Plan shall be final, conclusive and binding on all persons interested herein.

Section 11
Definitions

For purposes of this Plan, the following phrases or terms shall have the following indicated meanings, unless the context requires otherwise:

11.1 “Account Balance” means, as to each Participant, the sum of (i) all amounts of Base Salary and/or Bonus deferred by the Participant pursuant to this Plan plus (ii) any additional deferred compensation payable pursuant to Section 6.1, plus (iii) all interest credited thereon in accordance with the applicable interest crediting provisions of the Plan, less (iv) any distributions to the Participant or his Beneficiary. For purposes of the Plan established by Section 6A, “Account Balance” means the sum of (i) all amounts of Supplemental Deferred Compensation, plus (ii) all interest credited thereon in accordance with the applicable interest crediting provisions of the Plan, less (iii) any distributions to the Participant or his Beneficiary. These accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to Participant-pursuant to this Plan.

11.2 “Additional Deferred Compensation” means the deferred compensation payable to a Participant pursuant to Section 6.1.

11.3 “Base Salary” means a Participant's salary from the Corporation, inclusive of any elective deferrals made under this Plan or any other plan of the Corporation.

11.4 “Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with Section 8, that are entitled to receive payments under this Plan after the death of a Participant.

11.5 “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

11.6 “Beneficiary Designation Form” means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

11.7 “Board” means the Board of Directors of Kaman Corporation.

11.8 “Bonus” means the cash incentive compensation that may be awarded to a Participant under the Kaman Corporation Cash Bonus Plan or any successor plan, inclusive of any elective deferrals made under this Plan or any other plan of the Corporation.

11.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

11.10 “Committee” means a committee of persons appointed by the Board or the Personnel and Compensation Committee of the Board to administer the Plan from time to time, which Committee shall initially consist of the Chief Executive Officer, Chief Financial Officer, and Vice President - Human Resources of the Corporation.

11.11 “Corporation” means Kaman Corporation, a Connecticut corporation, and, where the context requires, each of its Subsidiaries or the particular corporation that employs the Participant.

11.12 “Crediting Rate” means, for each Plan Year, that rate of interest equal to 120% of the applicable federal long-term rate compounded monthly (as prescribed under Section 1274(d) of the Code) in effect for the month of October prior to the beginning of the applicable Plan Year.

11.13 “Deferral Amount” means that portion of a Participant's Base Salary and/or Bonus that the Participant elects to defer in accordance with Section 3.

11.14 “Deferral Election” means a Participant’s election to defer a portion of his Base Salary and/or Bonus as provided in Section 3 for a particular Plan Year.

11.15 “Disability” means a condition: (a) which causes a Participant to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which can be expected to last for a continuous period of not less than twelve months; or (b) which results in a Participant receiving, by reason of any medically determinable physical or mental impairment that can be expected to result in death or which can be expected to last for a continuous period of not less than twelve months, income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation.  Disability shall be deemed to exist only when a written application has been filed with the Committee by or on behalf of the Participant and, with respect to a condition described in subsection (a) above, when such Disability is certified to the Committee by a licensed physician approved by the Committee.  The existence of a Disability shall be determined in accordance with the requirements of Section 409A.

11.16 “Effective Date” means January 1, 2005.

11.17 “Election Form” means the form prescribed from time to time by the Committee that a Participant must use to make a Deferral Election under the Plan.

11.18 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

11.19 “Merger” means a merger, share exchange, consolidation or similar business combination under applicable law.

11.20 “Participant” means any employee of the Corporation (i) who is selected to participate in the Plan by the Board in accordance with Section 2.1, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form, and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who satisfies any other enrollment requirements that may be established by the Committee, (vi) who commences participation in the Plan, and (vii) whose Plan Agreement has not terminated. “Participant,” with respect to the Supplemental Plan established by Section 6A, means any employee of the Corporation who is selected to participate in the Supplemental Plan by the Board in accordance with Section 2.1 and who satisfies any other enrollment requirements that may be established by the Committee; provided, however, that the term shall not include any person who is entitled by contract to receive a payment in lieu of the supplemental deferred compensation provided for in Section 6A, including, but not limited to, retirement benefits in addition to those provided under the Pension Plan.  Nevertheless, “Participant” in the Supplemental Plan established by Section 6A shall also include an employee who terminates participation in the SERP without being eligible after such termination to again participate in the SERP and who then participates in the Plan.  Where the context requires, the term “Participant” shall also mean an employee or former employee who previously participated on an active basis and who still has a positive Account Balance.

11.21 “Payroll Taxes” means any tax imposed on compensation paid to a Participant that an employer is required to collect from the Participant including, but not limited to, any employee contributions for old age, survivors and disability insurance or hospital insurance.

11.22 “Pension Plan” means the Kaman Corporation Employees Pension Plan, as amended from time to time.

11.23 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Kaman Corporation or any of its direct or indirect Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Kaman Corporation or its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of Kaman Corporation in substantially the same proportions and with substantially the same voting rights as their ownership and voting rights with respect to Kaman Corporation.

11.24 “Plan” means the Kaman Corporation Post-2004 Deferred Compensation Plan.

11.25 “Plan Agreement” means the written agreement, as it may be amended from time to time, that is entered into by and between the Corporation and a Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled to under the Plan, and the Plan Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement.

11.26 “Plan Year” means the calendar year.

11.27 “Prior Plan” means the Kaman Corporation Deferred Compensation Plan, as amended on November 12, 2002.

11.28 “Retirement”, “Retires” or “Retired” means a Participant’s Termination of Service on or after attaining age 55.

11.29 “SERP” means the Kaman Corporation Post-2004 Supplemental Employees' Retirement Plan, as amended.

11.30 “Subsidiary” shall mean any corporation within the meaning of Section 424(f) of the Code.

11.31 “Supplemental Deferred Compensation” means the deferred compensation payable to a Participant pursuant to Section 6A.1.

11.32 “Termination of Service” means the termination of the Participant’s employment with the Corporation.  For avoidance of doubt, “Corporation” for purposes of this definition means Kaman Corporation and each of its Subsidiaries.  Whether a Separation from Service takes place is determined in accordance with the requirements of Section 409A based on the facts and circumstances surrounding the termination of the Participant’s employment and whether the Corporation and the Participant intended for the Participant to provide significant services for the Corporation following such termination. A Separation from Service will not have occurred if the Participant continues to provide services as an employee of the Corporation at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period).

The Participant’s employment relationship will be treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave of absence does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Corporation is provided either by statute or by contract. If the period of leave exceeds six months and there is no right to reemployment, a Termination of Service will be deemed to have occurred as of the first date immediately following such six month period.

11.33 “Thrift Plan” means the Kaman Corporation Thrift and Retirement Plan.

11.34 “Unforeseeable Emergency” means an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a Participant’s dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

Section 12

Miscellaneous

12.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Corporation. Any and all of the Corporation’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Corporation. The Corporation’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future. The Corporation intends to establish a trust for the purposes of providing Participants with assurance that the Corporation's obligations under this Plan will be honored. Under the terms of the trust, however, any assets placed in trust shall continue to be available to the creditors of the Corporation in the event of the Corporation's bankruptcy or insolvency, and, accordingly, the rights of Participants, and their Beneficiaries, heirs, successors and any other person claiming by or through them, shall be and remain those of an unsecured general creditor notwithstanding the establishment of such a trust. It is the intention of the Corporation that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (”ERISA”).

12.2 Corporation’s Liability. The Corporation shall have no obligation to a Participant or his Beneficiary under the Plan except as expressly provided in the Plan and the Participant’s Plan Agreement.

12.3 Nonassignability. A Participant’s rights, and the rights of any Beneficiary or other person hereunder, to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant, the Participant's Beneficiary, or any such other person. Accordingly, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

12.4 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Corporation and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Corporation, or to interfere with the right of the Corporation to discipline or discharge the Participant at any time.

12.5 Furnishing Information. As a condition to participation, each Participant  agrees to cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan, including but not limited to taking such physical examinations as the Committee may deem necessary.

12.6 Terms. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Any reference to the masculine gender shall be deemed to include the feminine gender as well.

12.7 Captions. The captions in the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.8 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Connecticut.

12.9 Notice. Any notice or filing required or permitted to be given to a Participant under this plan shall be sufficient if in writing and hand delivered or sent by mail to the last known address of the Participant. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to:

Kaman Corporation
P.O. Box 1
Bloomfield, CT 06002

Attention: Deferred Compensation Plan Committee

Such notice shall be deemed given as of the date of hand delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

12.10 Successors. The provisions of this Plan shall bind and inure to the benefit of the Corporation and its successors and assigns and the Participant, the Participant's Beneficiaries, and their permitted successors and assigns.

12.11 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

12.12 Incompetency. If a distribution under this Plan is payable (i) to a minor, or (ii) to a person the Committee determines in its discretion to be incompetent or incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.

12.13 Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to receipt due to noncompliance with Section 409A, a Participant may request that the Committee distribute a portion of the Participant's Account Balance not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A.

12.14 Effect of Payment. The full payment of a Participant’s Account Balance to the person the Committee determines is the proper person to receive the distribution shall completely discharge all obligations to the Participant under this Plan and the Participant's Plan Agreement shall terminate.

Section 13
Change in Control

13.1 Contributions to Rabbi Trust.  In the event of a Change in Control, as defined herein, the Corporation shall have the obligation to make contributions to the Kaman Corporation Deferred Compensation Plan Trust Agreement Number 2, and shall make contributions to the Trust in cash, in an amount sufficient to cause the Trust Fund to equal at least the amount of all benefits accrued under the Plan for Participants and beneficiaries thereof as of the Change in Control. Such contribution shall be made on or before the occurrence of such Change in Control.  Thereafter, on at least an annual basis (the “valuation date”), the Corporation shall have the obligation to make additional contributions to the Kaman Corporation Deferred Compensation Plan Trust Agreement Number 2, and shall make such additional contributions to the Trust in cash, in an amount sufficient to cause the Trust Fund to equal at least the amount of all benefits accrued under the Plan for Participants and beneficiaries thereof as of such valuation date. Any such contribution shall be made within ten (10) days of such valuation date. The first valuation date must be at or within twelve (12) months of the date the Change in Control occurred.

13.2 Restrictions on Amendment. In the event of a Change in Control, as defined herein, then in addition to any other protections provided in Section 9.2, the Plan may not be amended in any way that would have an adverse effect upon the calculation or payment of the benefits hereunder of any current Participant or any Participant receiving distributions which have accrued as of the date of such amendment.

13.3 Change in Control Defined.  For purposes of this Plan, “Change in Control” shall mean the first to occur of the following events:2

(a) any Person is or becomes the Beneficial Owner directly or indirectly, of securities of the Corporation representing thirty-five (35%) or more of the combined voting power of the Corporation’s then outstanding voting securities generally entitled to vote in the election of directors of the Corporation; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Corporation or a transaction described in paragraph (i) of subsection (c) below;

(b) during any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, that any person becoming a director of the Corporation subsequent to the beginning of such period whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation and whose appointment or election was not approved by at least a majority of the directors of the Corporation in office immediately before any such contest;

(c) there is consummated a Merger of the Corporation with any other business entity, other than (i) a Merger which would result in the securities of the Corporation generally entitled to vote in the election of directors of the Corporation outstanding immediately prior to such Merger continuing to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding such securities under an employee benefit plan of the Corporation or any Subsidiary, at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such Merger, generally entitled to vote in the election of directors of the Corporation or such surviving entity or any parent thereof and, in the case of such surviving entity or any parent thereof, of a class registered under Section 12 of the Exchange Act, or (ii) a Merger effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation’s then outstanding voting securities generally entitled to vote in the election of directors of the Corporation; or

(d) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of the Corporation immediately prior to the transaction continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) 50% or more of the combined voting power of the outstanding voting securities of such entity generally entitled to vote in such entity ’s election of directors immediately after such sale and of a class registered under Section 12 of the Exchange Act.

“Corporation” for purposes of this Section 13.3 shall refer only to Kaman Corporation.  Notwithstanding anything to the contrary in this Section 13.3, any event or transaction that is treated as a “management buyout” in any agreement between Kaman Corporation and any of its executive officers shall not be treated as a Change in Control under this Plan.

IN WITNESS WHEREOF, Kaman Corporation has caused the Kaman Corporation Post-2004 Deferred Compensation Plan to be executed on its behalf by its duly authorized officer this 27th day of February, 2008.

ATTEST:		KAMAN CORPORATION

/s/ Candace A. Clark	By:	/s/ Robert M. Garneau
Candace A. Clark		Robert M. Garneau
Senior Vice President, Chief Legal Officer and Secretary	Its:	Executive Vice President and Chief Financial Officer

APPENDIX A

CLAIMS PROCEDURE

1. Application for Benefits. The Participant (or, in the case of the Participant’s death, the Participant’s Beneficiary) shall apply in writing to the Committee for benefits under the Plan.

2. Review of Application for Benefits. The Committee shall notify a Participant in writing, within 90 days of the receipt of a written application for benefits, of such Participant’s eligibility or ineligibility for benefits under the Plan.

3. Review of Denied Claim. If the Committee determines that a Participant is not eligible for any benefits or for full benefits, the notice described in paragraph 2 above shall set forth the following:

(a)           the specific reasons for such denial;

(b)           a specific reference to the provisions of the Plan on which the denial is based; a description of any additional information or material necessary for the claimant to perfect a claim and a description of why it is needed; and

(c)           an explanation of the Plan’s claim review procedure and other appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to have the claim reviewed.

The Participant shall have the right to review pertinent documents.

If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made and may extend the time for up to an additional 90 days.

If a Participant is determined by the Committee to be ineligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have such claim reviewed by the Committee by filing a petition for review with the Committee within 60 days after receipt of the notice issued by the Committee. Such petition shall state the specific reasons the Participant believes he or she is entitled to greater or different benefits. Within 60 days after receipt by the Committee of such petition, the Committee shall afford the Participant an opportunity to present his or her position to the Committee orally or in writing. The Committee shall notify the Participant of its decision in writing within the 60-day period, stating specifically the basis of its decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, such period may be extended for up to another 60 days, but notice of this extension must be given to the Participant within the first 60-day period.

4.           Exhaustion/Limitation of Actions. A claimant shall comply with the claims procedure set forth in paragraph 3 above prior to filing any action in federal or state court with respect to a claim. Any provision of the Plan to the contrary notwithstanding, a claimant shall be barred from filing any action in federal or state court with respect to a claim if such action is not filed within one year from the date the Committee denies, or is deemed to deny, the claim on review in accordance with paragraph 3 above.